Exhibit 99

BlackStar Enterprise Group, Inc. provides corporate update.

BOULDER, CO / December 21, 2022 / BlackStar Enterprise Group, Inc. (OTC Pink: BEGI) (the “Company” or “BlackStar”), a developer of a unique blockchain trading system for registered securities using Distributed Ledger Technology (DLT) and Web 3.0 ecosystem protocols, seeks to revolutionize trading with the Company’s digital trading platform known as BDTP TM.

Sadly, the Company would like to inform shareholders of the recent passing of the CEO and director, Mr. John Noble Harris on December 15, 2022. Prior to his passing, Mr. Harris and Mr. Kurczodyna filled a vacancy on the board of directors by appointing Robert LaPointe on November 22, 2022, at which time Mr. Harris stepped down as CEO and Mr. Kurczodyna was appointed acting CEO. Mr. Harris remained a director until he passed.

Mr. LaPointe, began his career as an aerospace engineer with Ball Aerospace in 1988, where he remained until his retirement in 2016, though he continues to work there part time. Mr. LaPointe also served as vice president of a small company, Dataflow Technologies, that designed data acquisition systems for energy monitoring in buildings from 1982 to 1988. Throughout his career, Mr. LaPointe also did nuclear research, was in chemical operations at Syntex Corp for production of pharmaceuticals, and has a background in ranching, farming, and construction. Mr. LaPointe brings to the Company experience in both large and small corporations and his strengths include scientific research and technology. Mr. LaPointe holds Bachelors of Science in Chemistry and Physiology (Colorado State University), and a Master of Science in Electrical Engineering (University of Idaho), and is an Army veteran of the Vietnam war.

Over the past several months, the management team at BlackStar Enterprise Group, Inc. has worked diligently toward an SEC registration for resale of shares of common stock underlying convertible promissory notes. We have continued to present and describe in detail the Company’s business plan and its proposed novel trading platform. While correspondence with regulators continues, the Company feels considerable progress has been achieved, and we look forward to further communication from the SEC regarding the registration statement.

From a timing standpoint, we feel this is an exciting time for BlackStar. Our proposed digital trading platform as currently designed, which utilizes the blockchain, could potentially help resolve multiple existing trading issues, including concerns related to fraud in the U.S. financial markets. Our proposed secure platform offers the ability for the public to initiate trades through their brokerage accounts with cash for BlackStar common stock, offering increased security and order flow visibility, and prohibiting short selling.

On December 6, 2022, Mr. David Solomon, CEO of Goldman Sachs, published an opinion piece in the Wall Street Journal entitled “Blockchain Is Much More Than Crypto” highlighting the broad potential for blockchain in financial services and how regulated financial institutions are well-positioned to harness the revolutionary technology. Mr. Kurczodyna fully agrees with the premises stated in the opinion – that blockchain can support responsible innovation across the financial industry – and believes that the BDTP TM may be a useful tool for that innovation.

Other Info:

http://www.blackstarenterprisegroup.com/investor-relations/

More information can be found in the Company's recently filings at the SEC web site:  https://www.sec.gov/cgi-bin/browse-edgar?company=BlackStar+Enterprise&match=&filenum=&State=&Country=&SIC=&myowner=exclude&action=getcompany

BlackStar Enterprise Group, Inc. (OTC:BEGI)

WEBSITE: blackstarenterprisegroup.com

EMAIL: info@blackstarenterprisegroup.com

CONTACT: Joe Kurczodyna 847-804-6873

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in BlackStar’s ("the Company's") business plan. The creation of subsidiaries and expansion of services into new sectors should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.